Exhibit 21.1
                          ============



Subsidiaries of the Company as of January 1, 1996
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R.I.C. Trade Center, Ltd., a California Limited Partnership
Silverton Business Center, Ltd., a California Limited Partnership Empire Business Center, Ltd., a California Limited Partnership Realty Income Texas Properties, L.P., a Delaware limited partnership
Realty Income Texas Properties, Inc., a Delaware corporation


































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